 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-297343
PROSPECTUS
Offers to Exchange the Registered Notes Set Forth Below
That Have Been Registered Under the Securities Act of 1933, as amended, for Any and All of Our Outstanding Restricted Notes
Set Forth Opposite the Corresponding Registered Notes
Registered Notes	Restricted Notes
$600,000,000 4.250% Senior Notes due 2031	$600,000,000 4.250% Senior Notes due 2031
$400,000,000 4.800% Senior Notes due 2035	$400,000,000 4.800% Senior Notes due 2035
We are offering to exchange up to $600,000,000 of our new registered 4.250% Senior Notes due 2031 (the “new 2031 notes”) for up to $600,000,000 of our existing unregistered 4.250% Senior Notes due 2031 (the “old 2031 notes” and, together with the new 2031 notes, the “2031 notes”) and up to $400,000,000 of our new registered 4.800% Senior Notes due 2035 (the “new 2035 notes”) for up to $400,000,000 of our existing unregistered 4.800% Senior Notes due 2035 (the “old 2035 notes” and, together with the new 2035 notes, the “2035 notes”). We refer to the new 2031 notes and the new 2035 notes together as the “new notes,” and to the old 2031 notes and the old 2035 notes together as the “old notes.” The new notes and the old notes are collectively referred to as the “notes.” Tenders of old notes may be withdrawn at any time prior to the expiration date. All old notes that are properly tendered and not properly withdrawn prior to the expiration date will be exchanged. We will not receive any proceeds from the exchange offer.
The terms of the new notes are identical in all material respects to the terms of the old notes for which they are being offered in exchange, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes are, and the new notes will be, fully and unconditionally guaranteed by Standard & Poor’s Financial Services LLC (the “subsidiary guarantor”), subject to customary release provisions in respect of the subsidiary guarantees as set forth in the indenture and supplemental indentures thereto governing the notes (collectively, the “indenture”). The new notes will not be listed on any securities exchange. A public market for the new notes may not develop, which could make selling the new notes difficult.
To exchange your old notes for new notes:
•
You are required to make the representations described on page 19 to us.

•
You must contact a Depository Trust Company (“DTC”) participant to complete the book-entry transfer procedures described herein to exchange your old notes for new notes, or otherwise complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank Trust Company, National Association, by 5:00 p.m., New York City time, on August 14, 2026.

•
You should read the section captioned “The Exchange Offer” for further information on how to exchange your old notes for new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on August 14, 2026, unless it is extended.
See “Risk Factors” beginning on page 7 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

July 17, 2026

About this Prospectus
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.
Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information.” You may obtain this information without charge by writing or telephoning us at the following address and telephone number:
Investor Relations
S&P Global Inc.
55 Water Street
New York, New York 10041
866-436-8502
If you would like to request copies of these documents, please do so by August 7, 2026 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

As used in this prospectus (except as otherwise provided herein or unless the context otherwise requires), all references to “S&P Global,” the “Company,” “we,” “us” and “our” refer to S&P Global Inc. and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:
•
worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, restrictions on trade (e.g., tariffs), instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility (e.g., supply chain risk), geopolitical uncertainty (including military conflict), natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), and conditions that result from legislative, regulatory, trade and policy changes, including from the U.S. administration;

•
the volatility and health of debt, equity, commodities and energy markets, including credit quality and spreads, the composition and mix of credit maturity profiles, the level of liquidity and future debt issuances, equity flows from active to passive, fluctuations in average asset prices in global equities, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;

•
the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, or protect against a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;

•
the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•
concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;

•
the level of merger and acquisition activity in the United States and abroad;

•
the level of the Company’s future cash flows and capital investments;

•
the effect of competitive products (including those incorporating artificial intelligence (“AI”)) and pricing, including the level of success of new product developments and global expansion;

•
the impact of customer cost-cutting pressures;

•
a decline in the demand for our products and services by our customers and other market participants;

•
our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;

•
the introduction of competing products (including those developed by AI) or technologies by other companies;

•
our ability to protect our intellectual property from unauthorized use and infringement, including by others using AI technologies, and to operate our business without violating third-party intellectual property rights, including through our own use of AI in our products and services;

•
our ability to attract, incentivize and retain key employees, especially in a competitive business environment;

•
our ability to successfully navigate key organizational changes;

•
the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;

•
the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•
the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•
consolidation of the Company’s customers, suppliers or competitors;

•
the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;

•
the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;

•
the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

•
the impact of changes in applicable tax or accounting requirements on the Company;

•
the ability of the separation of Mobility Global (as defined below) to qualify for tax-free treatment for U.S. federal income tax purposes;

•
any disruption to the Company’s business in connection with the separation of Mobility Global;

•
any loss of synergies from separating the businesses of Mobility Global and the Company that adversely impact the results of operations of both businesses, or the companies resulting from the separation of Mobility Global not realizing all of the expected benefits of the separation; and

•
following the separation of Mobility Global, the combined value of the common stock of the two publicly-traded companies not being equal to or greater than the value of the Company’s common stock had the separation not occurred.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS
We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

SUMMARY
This summary highlights information presented in greater detail elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and does not contain all the information you should consider before deciding to participate in the exchange offer. You should carefully read this entire prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and the other incorporated documents, including “Risk Factors” herein and in such incorporated documents, as well as our consolidated financial statements, before making an investment decision.
Our Company
We are a global, diversified, and highly differentiated provider of benchmarks, data, analytics and workflow solutions in the global capital and energy and commodity markets. The capital markets include asset managers, investment banks, commercial banks, insurance companies, exchanges, trading firms and issuers and the energy and commodity markets include producers, consumers, traders and intermediaries within energy, chemicals, shipping, metals, carbon and agriculture. We serve our global customers through a broad range of products and services available through both third-party and proprietary distribution channels.
Our operations consist of four reportable segments: S&P Global Ratings, S&P Dow Jones Indices, S&P Global Energy and S&P Global Market Intelligence.
Our Strategy
We are a global, diversified, and highly differentiated provider of benchmarks, data, analytics and workflow solutions in the global capital and energy and commodity markets. Our mission is Advancing Essential Intelligence.
Our industry-leading benchmarks, differentiated data, and solutions provide a unique value proposition that provide customers with the ability to make more confident decisions and stay a step ahead. Our strategy focuses on three key objectives: to Advance market leadership, Expand high-growth adjacencies, and Amplify enterprise capabilities and integration of AI. In 2026, we are focused on delivering on these key strategic priorities.
Advance Market Leadership
•
Delivering market-leading value proposition through best-in-class products, including world-class benchmarks and highly differentiated data, that are transforming the user experience, accelerating innovation, and optimizing go-to-market to enhance client retention and growth; and

•
Expanding trusted, enduring client relationships through differentiated products and best-in-class client experiences that meet clients’ evolving needs.

Expand High-Growth Adjacencies
•
Accelerating in high-growth adjacencies such as private markets, energy expansion, supply chain intelligence, wealth, and decentralized finance, alongside leading-edge AI and technology, such as blockchain and quantum computing.

Amplify Enterprise Capabilities and AI
•
Enabling growth, innovation, and operating leverage through our integrated operating model that removes siloes across enterprise data, enterprise technology, and client coverage teams;

•
Driving cutting-edge innovation, in line with client expectations, by integrating and scaling new technology and AI into our products and our operations, and leveraging strategic collaborations and new potential commercial models;

•
Enhancing our data estate by continuing to add differentiated data sets at scale, thereby enabling new revenue, efficiency, and time-to-market;

•
Leveraging technology, process and skills innovation to empower our people, enhance productivity, and deliver enterprise impact via a people-forward culture, skills focus, people + AI process redesign, and aligned incentives; and

•
Continually improving our ongoing commitment to risk management.

We believe that delivering on our key strategic priorities will create shareholder value through long-term profitable growth and we expect to continue to deliver targeted capital return to shareholders.
There can be no assurance that we will achieve success in implementing any one or more of these strategies as a variety of factors could unfavorably impact operating results, including prolonged difficulties in the global credit markets and a change in the regulatory environment affecting our businesses. See Item  1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.
Corporate Information
We were incorporated in December 1925 under the laws of the state of New York. Our principal executive offices are located at 55 Water Street, New York, New York 10041, and our telephone numbers are 866-436-8502 (domestic callers) or 212-438-2192 (international callers).
Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. We maintain a website at www.spglobal.com where general information about us is available. The information contained on our website is not a part of this prospectus.
Recent Developments
On July 1, 2026, we completed the separation of our Mobility division (the “Separation”). The Separation was achieved through a pro rata distribution of 100% of the outstanding shares of common stock of Mobility Global Inc. (“Mobility Global”) to the holders of our common stock as of the close of business on June 15, 2026 (the “record date”). Each of our shareholders as of the record date was entitled to receive one share of Mobility Global common stock for every share of our common stock held by such shareholder at the close of business on the record date. The distribution became effective at 12:01 a.m. New York City time on July 1, 2026. Following the Separation, Mobility Global is an independent, public company, and we retain no ownership interest in Mobility Global. For additional information, see our Current Report Form 8-K filed with the SEC on July 2, 2026, which is incorporated by reference herein.

SUMMARY OF THE EXCHANGE OFFER
Background
On December 4, 2025, the Company completed a private offering of the old notes pursuant to exemptions from the registration requirements of the Securities Act (the “private offering”).
In connection with the private offering, we entered into a registration rights agreement, dated as of December 4, 2025, with the representatives of the several initial purchasers of the private offering, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes.
We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into in connection with the private offering. For information regarding the registration rights agreement, see “The Exchange Offer.”
Securities Offered
Up to $600,000,000 aggregate principal amount of new registered 4.250% Senior Notes due 2031 (the “new 2031 notes”) for up to $600,000,000 aggregate principal amount of existing unregistered 4.250% Senior Notes due 2031 (the “old 2031 notes” and, together with the new 2031 notes, the “2031 notes”).
Up to $400,000,000 aggregate principal amount of new registered 4.800% Senior Notes due 2035 (the “new 2035 notes”) for up to $400,000,000 aggregate principal amount of existing unregistered 4.800% Senior Notes due 2035 (the “old 2035 notes” and, together with the new 2035 notes, the “2035 notes”).
We refer to the new 2031 notes and the new 2035 notes together as the “new notes,” and to the old 2031 notes and the old 2035 notes together as the “old notes.” The new notes and the old notes together are referred to as the “notes.”
The new notes will be registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of tendered old notes. The new notes issued pursuant to this prospectus will be accepted for clearance through The Depository Trust Company (“DTC”) with a new CUSIP and ISIN number for each series of new notes. After the exchange offer is completed, you will no longer be entitled to any exchange offer or, with limited exceptions, registration rights for your old notes. For procedures for tendering and information about the notes, see “The Exchange Offer” and “Description of the Notes” respectively.
Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time on August 14, 2026 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to August 14, 2026. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned without expense to you promptly after the exchange offer expires.
Guaranteed Delivery
There are no guaranteed delivery provisions applicable to the exchange offer.

Federal Income Tax
Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”
Use of Proceeds
We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent
U.S. Bank Trust Company, National Association is the exchange agent for the exchange offer.
Failure to Tender Your Old
Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement relating to your old notes, including any right to require us to register your old notes or to pay you additional interest.
You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.
Based on interpretations by the SEC staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:
•
you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•
you acquire the new notes in the ordinary course of your business;

•
you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•
you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
If you are a broker-dealer and receive new notes for your own account in the exchange offer:
•
you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•
you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES
The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to old notes do not apply to the new notes.
Issuer
S&P Global Inc., a New York Corporation.
Guarantor
Standard & Poor’s Financial Services LLC, a Delaware limited liability company.
Securities Offered
Up to $1,000,000,000 aggregate principal amount of new notes, consisting of:
•
up to $600,000,000 aggregate principal amount of 4.250% Senior Notes due 2031 (the “new 2031 notes”); and

•
up to $400,000,000 aggregate principal amount of 4.800% Senior Notes due 2035 (the “new 2035 notes” and together with the new 2031 notes, the “new notes”).

Maturity Date
The new 2031 notes will mature on January 15, 2031 and the new 2035 notes will mature on December 4, 2035.
Interest Rate and Interest Payment Dates
Each series of new notes will have the same interest rate and interest payment dates as the corresponding series of old notes. Interest on the new notes is payable on January 15 and July 15 of each year, in the case of the new 2031 notes, and on June 4 and December 4, in the case of the new 2035 notes, beginning, in the case of each new note, on the next interest payment date occurring after the issuance of such new note.
The first interest payment date on the new 2031 notes is January 15, 2027 and the first interest payment date on the new 2035 notes is December 4, 2026. On the first interest payment date following the exchange, holders of new notes will receive interest for the period from and including the last interest payment date on which interest was paid on the old notes. No additional or other interest relating to such period will be paid to such holders.
Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates
4.250% Senior Notes due January 15, 2031	January 15 and July 15
4.800% Senior Notes due December 4, 2035	June 4 and December 4
Optional Redemption
Each series of new notes will have the same redemption terms as the corresponding series of old notes.
For additional information, see “Description of the Notes—Optional Redemption.”
Change of Control Offer
If a Change of Control Triggering Event occurs, we must offer to repurchase the notes at the price set forth under “Description of the Notes—Change of Control Triggering Event.”
Ranking
Each series of the notes will be our unsecured and unsubordinated debt and will rank equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.

The guarantees for the notes will be the subsidiary guarantor’s unsecured and unsubordinated debt and will rank equally and ratably with all of the subsidiary guarantor’s existing and future unsecured and unsubordinated debt.
As of March 31, 2026, on an actual basis, we had $13.3 billion of consolidated indebtedness, and IHS Markit Ltd (“IHS Markit”), our wholly owned subsidiary, had $72 million of indebtedness (excluding intercompany obligations), which would effectively rank senior to the notes and the guarantees with respect to the assets of IHS Markit and its subsidiaries.
Covenants
We will issue the new notes under the Indenture dated as of May 26, 2015 (the “base indenture”), among the Company (formerly McGraw Hill Financial, Inc.), the subsidiary guarantor and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the Tenth Supplemental Indenture thereto, dated December 4, 2025, among the Company, the subsidiary guarantor and the trustee (the “tenth supplemental indenture” and, together with the base indenture, the “indenture”), under which the old notes were also issued. The indenture, among other things, restricts our ability to:
•
incur certain liens securing debt; and

•
sell all or substantially all of our assets or merge or consolidate with or into other companies.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes.”
Guarantees
The subsidiary guarantor will fully and unconditionally guarantee, on an unsecured and unsubordinated basis, the payment of the principal of (and premium, if any, on) and interest on each series of new notes.
Further Issuances
We may create and issue additional notes of either series ranking equally and ratably with the notes of such series in all respects, so that such additional notes will be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise; provided that if such additional notes of such series are not fungible for United States federal income tax purposes, such additional notes will have a separate CUSIP number.
Form and Denomination
The new notes of each series will be issued in fully registered form, in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC Eligibility
The new notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee.
Governing Law
The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee
U.S. Bank Trust Company, National Association
Risk Factors
For certain risks related to the new notes and the exchange offer, please read the section entitled “Risk Factors” in this prospectus.

RISK FACTORS
In addition to the other information provided and incorporated by reference in this prospectus, you should carefully consider the risks described in this section. The risks described below are not the only risks that could adversely affect our business; other risks currently deemed immaterial or additional risks not currently known to us could also adversely affect us. These and other factors could have a material adverse effect on the value of your investment in our notes, meaning that you could lose all or part of your investment.
Note that this section includes forward-looking statements and future expectations as of the date of this prospectus. This discussion of risk factors should be read in conjunction with the risk factors included in Part I, Item IA, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2025, as well as the other information that is incorporated by reference into this prospectus.
Risks Relating to the Exchange Offer
If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.
If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the prospectus distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offerings of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity. Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the applicable registration rights agreement or otherwise.
You must follow the exchange offer procedures carefully in order to receive the new notes.
If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer. For additional information, see the section captioned “The Exchange Offer” in this prospectus.
If you are a broker-dealer, your ability to transfer the new notes may be restricted.
A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.
Risks Relating to the Notes
The notes are structurally subordinated to all the obligations of our subsidiaries (other than the subsidiary guarantor) and our ability to service our debt is dependent on the performance of our subsidiaries. Despite our current indebtedness levels, we may be able to incur substantially more debt, which could exacerbate the risks associated with our leverage.
The old notes are, and the new notes will be, structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables and other accrued rebates and liabilities, of our subsidiaries (other than the subsidiary guarantor, subject to certain termination provisions described under the caption “Description of the Notes—Guarantees”). We and our subsidiaries may incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the indenture generally do not restrict us from doing so. In addition, the indenture will allow us to issue additional notes under certain circumstances, which will also be guaranteed by the subsidiary guarantor. Although the indenture places some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. Subject to certain limitations relating to creation of liens, the indenture also does not restrict our non-guarantor subsidiaries from incurring additional debt, which would be structurally senior to the notes. In addition, the indenture will not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness.
The notes are exclusively obligations of the Company and the subsidiary guarantor. However, since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, may depend upon the earnings of those subsidiaries and may be subject to various business considerations.
The old notes are, and the new notes will be, unsecured and therefore will be effectively subordinated to any secured debt we may incur in the future.
The old notes are not, and the new notes will not be, secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.
Redemption prior to maturity may adversely affect your return on the notes.
Since the old notes are, and the new notes will be, redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.
An increase in market interest rates could result in a decrease in the market value of the notes.
In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market value of the notes may decline. We cannot predict the future level of market interest rates.
Our indebtedness could adversely affect our business, financial condition and results of operations, as well as our ability to meet payment obligations under the notes and other debt.
We have a significant amount of debt and debt service requirements. This level of debt could have significant consequences on our future operations, including:
•
making it more difficult for us to meet payment and other obligations under the notes and other outstanding debt;

•
resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•
reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•
limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•
placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and other debt.
Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This ability, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.
The guarantees may not be enforceable and, under specific circumstances, federal and state statutes may allow courts to void the guarantees and require holders of the notes to return payments received from the subsidiary guarantor.
Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be deemed a fraudulent transfer if the subsidiary guarantor received less than a reasonably equivalent value in exchange for giving the guarantees, and one of the following is also true:
•
the subsidiary guarantor was insolvent on the date that it gave the guarantees or became insolvent as a result of giving the guarantees;

•
the subsidiary guarantor was engaged in a business or a transaction, or was about to engage in a business or a transaction, for which property remaining with the subsidiary guarantor was an unreasonably small capital; or

•
the subsidiary guarantor intended to incur, or believed that it would incur, debts that would be beyond the subsidiary guarantor’s ability to pay as those debts matured.

The guarantees could also be deemed fraudulent transfers if given with actual intent to hinder, delay or defraud any entity to which the subsidiary guarantor was or became, on or after the date the guarantees were given, indebted. The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the subsidiary guarantor would be considered insolvent if, at the time it incurred indebtedness:
•
the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation;

•
the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•
it could not pay its debts as they become due.

We cannot predict:
•
what standard a court would apply in order to determine whether the subsidiary guarantor was insolvent as of the date it issued the guarantees, or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date; or

•
whether a court would determine that the payments under the guarantees would constitute fraudulent transfers or fraudulent conveyances on other grounds.

The indenture governing the notes contains a “savings clause” intended to limit the subsidiary guarantor’s liability under its guarantees to the maximum amount that it could incur without causing the guarantees to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.
If the guarantees by the subsidiary guarantor are deemed to be a fraudulent transfer, they could be voided altogether, or they could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to the guarantees could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If the guarantees are voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the guarantees and would be creditors only of the Company.
In addition, enforcement of the guarantees against the subsidiary guarantor will be subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, the subsidiary guarantor may have no liability or decreased liability under its guarantees.
Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.
Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes upon certain change of control events only if, as a result of such change of control event, the ratings of the notes are lowered below investment grade during the relevant “trigger period” and the rating agencies assigning such lowered ratings expressly link the reduction in rating to the change of control event. As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.
We may be unable to purchase the notes upon a change of control.
The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The occurrence of a Change of Control Triggering Event would cause an event of default under our senior credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of your notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the Notes—Change of Control Triggering Event.”
Changes in our credit ratings or the debt markets could adversely affect the market price of the notes.
The prices for the notes depend on many factors, including: our credit ratings; prevailing interest rates being paid by, or the market prices for notes issued by, other companies similar to us; our financial condition, financial performance and prospects; and the overall conditions of the general economy and the financial markets. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading prices of the notes.
There are no established trading markets for the new notes, and there is no guarantee that active trading markets for the new notes will develop or that the markets for the old notes remaining outstanding after the exchange offer will be maintained. You may not be able to sell the notes readily or at all or at or above the price that you paid.
The new notes constitute new issues of securities, and there are no established markets for them. In addition, there may cease to be markets for the old notes that remain outstanding after the exchange offer. We do not intend to apply for the new notes or any remaining old notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system.
You may not be able to sell your notes at a particular time or at favorable prices. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, the liquidity of the market and future trading prices of the notes may be volatile and will depend on many factors, including:
•
the number of holders of the notes;

•
our operating performance and financial condition;

•
our ability to complete the offer to exchange the old notes for the new notes;

•
the interest of securities dealers in making a market for the notes; and

•
the market for similar securities.

The market for corporate debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The markets for the notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to the initial issuance to tendering holders of the old notes in the exchange offer, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, and other factors.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

THE EXCHANGE OFFER
In the registration rights agreement dated December 4, 2025, among us, the subsidiary guarantor and the representatives of the several initial purchasers of the old notes, we agreed to use commercially reasonable efforts as expeditiously as possible:
(1)   to file a registration statement with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act, and to cause such registration statement to be declared effective by the SEC; and
(2)   to complete the exchange offer and issue the new notes no later than 60 days after the registration statement is declared effective.
The registration rights agreement provides that if (1) we have not exchanged new notes for all notes validly tendered in accordance with the terms of this exchange, on or prior to the 365th day after issuance of the old notes, (2) a shelf registration statement is required and is not declared effective on or prior to the 365th day after issuance of the old notes, (3) a shelf registration statement is requested by an initial purchaser and such shelf registration statement is not declared effective on or prior to the later of (i) the 365th day after issuance of the old notes or (ii) 90 days after the date we receive the request by such initial purchaser to file a shelf registration statement (the 91st such day, the “Shelf Registration Trigger Date”), or (4) the shelf registration statement covering resales of the old notes, if required, has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 90 days in any 12-month period (whether or not consecutive) (the 91st such day, the “Shelf Effectiveness Trigger Date”), then additional interest shall accrue on the principal amount of the old notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) commencing on (a) the 366th day following the issuance of the old notes, in the case of (1), (2) and (3)(i) above, (b) the Shelf Registration Trigger Date, in the case of (3)(ii) above or (c) the Shelf Effectiveness Trigger Date, in the case of (4) above, until the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be “registrable securities.” Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.
We are making the exchange offer in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder who exchanges old notes for new notes in the exchange offer generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” (as defined in Rule 405 under the Securities Act). We also believe that a holder may offer, sell or transfer the new notes only if the holder acknowledges that the holder is acquiring the new notes in the ordinary course of its business and is not engaged, does not intend to engage and has no arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the new notes. We have not entered into any arrangement or understanding with any person who will receive new notes in the exchange offer to distribute such new notes following completion of the exchange offer, and we are not aware of any person that will participate in the exchange offer with a view to distribute the new notes. A holder who exchanges old notes for new notes in the exchange offer for the purpose of distributing such new notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell new notes and must be identified as an underwriter in the prospectus.
The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
Terms of the Exchange Offer; Period for Tendering Old Notes
This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.
•
When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•
For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•
We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail or send notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•
The exchange offer expires at 5:00 p.m., New York City time, on August 14, 2026; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means August 14, 2026 or, if extended by us, the latest time and date to which the exchange offer is extended.

•
As of the date of this prospectus, there were outstanding $600,000,000 in aggregate principal amount of the old 2031 notes and $400,000,000 in aggregate principal amount of the old 2035 notes. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•
Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section “—Conditions to the Exchange Offer” below.

•
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service and/or similar services.
•
Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•
Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the applicable registration rights agreement.

•
We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder.

•
By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes.”

Important rules concerning the exchange offer
You should note that:
•
All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•
Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•
Neither we, the subsidiary guarantor, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes
What to submit and how
If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank Trust Company, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.
In addition,
(1)   certificates for old notes must be received by the exchange agent along with the letter of transmittal, or
(2)   a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of old notes and letters of transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery. No letters of transmittal or old notes should be sent to S&P Global Inc. or the subsidiary guarantor.
Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.
If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of old notes until the exchange agent receives a book-entry confirmation from DTC with respect to your old notes.
If you are a beneficial owner which holds old notes through Euroclear or Clearstream Luxembourg and wish to tender your old notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered old notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear and Clearstream Luxembourg directly to ascertain their procedure for tendering old notes.
Beneficial Owners
Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to tender old notes for exchange in the exchange offer. Keep in mind that the intermediary may require beneficial owners to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender old notes on behalf of a beneficial owner at or prior to the expiration date in accordance with the terms of the exchange offer.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer. Accordingly, beneficial owners wishing to participate in the exchange offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer.
Letter of Transmittal Procedures
If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank Trust Company, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered:
(1)   by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)   for the account of an eligible institution.
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:
•
a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•
a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.
If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.
Acceptance of Old Notes for Exchange; Delivery of New Notes
Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.
In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:
•
a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above, or

•
certificates for old notes and a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer, or in the case of old notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder.
No Guaranteed Delivery Procedures
There are no guaranteed delivery provisions applicable to the Exchange Offer. Holders of old notes must tender their old notes in accordance with the procedures set forth under “—Procedures for Tendering Old Notes.”
Withdrawal Rights
You can withdraw your tender of old notes at any time on or prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:
•
the name of the person having tendered the old notes to be withdrawn;

•
the old notes to be withdrawn;

•
the principal amount of the old notes to be withdrawn;

•
if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•
if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•
if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.
If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.
Exchange Agent
U.S. Bank Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:
Deliver to:
By Mail or in Person
U.S. Bank Trust Company, National Association, Exchange Agent
Corporate Actions
111 Fillmore Avenue
St. Paul, MN 55107-1402
By Email or Facsimile Transmission (for Eligible Institutions Only)
Email:
cts.specfinance@usbank.com
Fax: (651) 466-7367
For Information and to Confirm by Telephone
(800) 934-6802
Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses
The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $200,000.
Transfer Taxes
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the New Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made publicly available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made publicly available on June 5, 1991.
However, any purchaser of old notes who is an “affiliate” of S&P Global Inc. or the subsidiary guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes
(1)   will not be able to rely on the interpretation of the staff of the SEC;
(2)   will not be able to tender its old notes in the exchange offer; and
(3)   must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.
By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:
(1)   it is not our “affiliate” or an affiliate of the subsidiary guarantor;
(2)   any new notes to be received by it were acquired in the ordinary course of its business;
(3)   it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes; and
(4)   if it is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes.
As discussed above, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE NOTES
A description of the specific terms of each series of the notes is set forth below. The description is qualified in its entirety by reference to the base indenture, dated May 26, 2015, as supplemented by the tenth supplemental indenture, dated as of December 4, 2025 (together, the “indenture”), among the Company, as issuer, Standard & Poor’s Financial Services LLC, as subsidiary guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “trustee”) under which the new notes will be, and the old notes were, issued. The following Description of the Notes is only a summary of the material terms and does not purport to be complete. The Company urges you to read the indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the new notes. Copies of the indenture will be made available to holders of the notes upon request.
The new notes of each series will be treated as a single class with any old notes of such series that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for new notes will vote together with the holders of the applicable series of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an event of default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding notes of the applicable series issued under the indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of the notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes of such series that remain outstanding after the exchange offer will be aggregated with the new notes of such series, and the holders of these old notes and new notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of a series of the outstanding notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes of the applicable series then outstanding.
As used in this section “Description of the Notes,” the terms “Company,” “we,” “us” and “our” refer to S&P Global Inc. and not to the subsidiary guarantor or any of the Company’s other subsidiaries.
Background
On December 4, 2025, the Company completed a private offering of the old notes pursuant to exemptions from the registration requirements of the Securities Act (the “private offering”).
In connection with the private offering, we entered into a registration rights agreement, dated as of December 4, 2025, with the representatives of the several initial purchasers of the private offering, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes.
General
In the exchange offer, we will issue up to $600,000,000 aggregate principal amount of new 2031 notes and $400,000,000 aggregate principal amount of new 2035 notes under the indenture. The 2031 notes will mature on January 15, 2031 and the 2035 notes will mature on December 4, 2035.
Principal and Interest
We will pay interest on the 2031 notes at the rate of 4.250% per year. We will pay interest on the 2035 notes at the rate of 4.800% per year.
We will pay interest on the 2031 notes semi-annually in arrears on January 15 and July 15 to holders of record on the preceding January 1 and July 1, respectively. We will pay interest on the 2035 notes semi-annually in arrears on June 4 and December 4 to holders of record on the preceding May 20 and November 20, respectively.
If interest or principal on the notes is payable on a day that is not a business day in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the new 2031 notes is January 15, 2027. The first interest payment date on the new 2035 notes is December 4, 2026. The first interest payment on any new notes will include the accrued and unpaid interest on the old notes tendered in the exchange therefor so that a tendering holder of old notes will receive the same interest payment it would have received had its old notes not been tendered in the exchange offer. Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months.
Further Issuances
We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the notes of any series under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes of such series so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form a single series with the new notes of such series offered hereby and the old notes remaining outstanding after the exchange offer, provided that if such additional notes of such series are not fungible for United States federal income tax purposes, such additional notes will have a separate CUSIP number.
Guarantees
Payment of the principal of (and premium, if any, on) and interest on each series of the notes, and all other amounts due under the indenture, will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the subsidiary guarantor, Standard & Poor’s Financial Services LLC.
The guarantees of the subsidiary guarantor, as to each series of the notes, will automatically terminate:
•
upon a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor or the sale or disposition of all or substantially all the assets of the subsidiary guarantor (in each case other than to the Company or a person who, prior to such sale or other disposition, is an affiliate of the Company);

•
upon defeasance or discharge of any applicable series of the notes, as described below; or

•
at such time as the subsidiary guarantor ceases to guarantee indebtedness for borrowed money (“Debt”), other than a discharge through payment thereon, under any Credit Facility of the Company, other than any such Credit Facility of the Company the guarantee of which by the subsidiary guarantor will be released concurrently with the release of the subsidiary guarantor’s guarantees of the notes.

“Credit Facility” means one or more (i) credit facilities with banks, investors, purchasers or other debtholders or other lenders providing for revolving credit loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like, (ii) note purchase agreements and indentures providing for the sale of Debt securities or (iii) agreements that refinance any Debt incurred under any arrangement or agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement arrangement, arrangements, agreement or agreements.
Ranking
Each series of the old notes is, and each series of the new notes will be, our unsecured and unsubordinated debt and will rank equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.
The guarantee of each series of the old notes is, and the guarantee of each series of the new notes will be, the subsidiary guarantor’s unsecured and unsubordinated debt and will rank equally and ratably with all of the subsidiary guarantor’s existing and future unsecured and unsubordinated debt.
As of March 31, 2026, on an actual basis, we had $13.3 billion of consolidated indebtedness, and IHS Markit, our wholly owned subsidiary, had $72 million of indebtedness (excluding intercompany obligations), which would effectively rank senior to the notes and the guarantees with respect to the assets of IHS Markit and its subsidiaries.

Change of Control Triggering Event
If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem all of the notes of a series as described below under “—Optional Redemption,” holders of such series of the notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to deliver a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
(1)
accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes of a series upon a Change of Control Triggering Event if a third party makes such an offer with respect to such series in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Rating Event” means the applicable series of the notes is rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control

(whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The trustee has no obligation to monitor or determine if any such event has occurred.
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of S&P Global Inc. and its subsidiaries taken as a whole to any person (as defined in the indenture, and in addition as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than S&P Global Inc. or one of its subsidiaries;

(2)
the approval by the holders of S&P Global Inc.’s common stock of any plan or proposal for the liquidation or dissolution of S&P Global Inc. (whether or not otherwise in compliance with the provisions of the indenture); or

(3)
the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of S&P Global Inc.’s voting stock.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Fitch” means Fitch Ratings Ltd, and its successors.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by Fitch (or, in each case, the equivalent investment grade credit rating from any Rating Agency).
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Rating Agencies” means (1) Moody’s and Fitch; (2) if Moody’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or Fitch; and (3) at our option, any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) to rate the notes.
Optional Redemption
Prior to December 15, 2030 (one month prior to the applicable maturity date), in the case of the 2031 notes, and prior to September 4, 2035 (three months prior to the applicable maturity date), in the case of the 2035 notes (each such date, a “par call date”), we will have the right, at our option, to redeem the applicable series of the notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed discounted to the redemption date (assuming the notes of such series matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, in the case of the 2031 notes, and 15 basis points, in the case of the 2035 notes, less (b) interest accrued to the date of redemption, and

•
100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the applicable par call date, we will have the right, at our option, to redeem the applicable series of the notes, in whole or in part, at any time and from time to time, at a redemption price equal to

100% of the principal amount of the notes of such series being redeemed, plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) –  H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities – Treasury constant maturities – Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H. 15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If, on the third business day preceding the redemption date, H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, the Company shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall not be obligated to calculate or verify any redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of each series of the notes to be redeemed, with notice to the trustee of such redemption at least 5 days prior to when notice is delivered to holders of the series of the notes to be redeemed (or such shorter time as the trustee may agree).
In the case of a partial redemption, selection of the notes of such series for redemption will be made by the trustee in accordance with the procedures of DTC (or in accordance with such other method that the trustee deems appropriate if such notes are then in certificated form). If any notes of a series are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount of such notes to be redeemed. A new note of such series in a principal amount equal to the unredeemed portion of the note of such series will be issued in the name of the holder of the note of such series upon surrender for cancellation of the original of such note. For so long as the notes are held by DTC (or another depositary), the redemption of any series of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Any notice of redemption may, in our discretion be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date (including as it may be postponed).
Certain Covenants
The indenture contains the following covenants in respect of the notes offered hereby.
Limitation on Liens
We covenant in the indenture that we will not create, assume, incur or guarantee any Debt secured by a lien on any of our properties or assets without providing that the notes will be secured equally and ratably with such Debt for so long as such Debt will be so secured, unless the aggregate principal amount of such secured Debt then outstanding does not exceed an amount equal to 10% of our total consolidated assets as of the end of the most recent quarter, as set forth on our most recently filed quarterly report on Form 10-Q or annual report on Form 10-K.
The restrictions do not apply to Debt that is secured by:
•
liens existing, in the case of any notes, on the date such notes are issued;

•
liens on any property or any indebtedness of a person existing at the time the person becomes a subsidiary (whether by acquisition, merger or consolidation);

•
certain liens in favor of or required by contracts with governmental entities;

•
liens in favor of us or our subsidiaries;

•
liens existing at the time of acquisition of the assets secured thereby and purchase money liens;

•
liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or constructions;

•
liens on shares of stock, indebtedness or other securities of a person that is not a subsidiary of ours; and

•
extensions, renewals or replacements of any of the foregoing types of liens.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms
We shall not consolidate with or merge into any other person or convey or transfer our properties and assets substantially as an entirety to any person, unless:
(1)
any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia;

(2)
the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer our properties and assets substantially as an entirety shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any)

and interest on all the notes and the performance of every covenant of the indenture (as supplemented from time to time) on our part to be performed or observed;
(3)
immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

(4)
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this paragraph and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of our properties and assets, substantially as an entirety as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such successor had been named, in the indenture. In the event of any such conveyance or transfer, we as the predecessor shall be discharged from all obligations and covenants under the indenture and the notes and may be dissolved, wound up or liquidated at any time thereafter.
Subject to the foregoing, the indenture and the notes do not contain any covenants or other provisions designed to afford holders of notes protection in the event of a recapitalization or highly leveraged transaction involving us.
Events of Default
The indenture provides that, if an event of default specified therein with respect to any series of the notes issued thereunder shall have occurred and be continuing, either the trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding notes of such series (or 25% in aggregate principal amount of all outstanding debt securities under the indenture, in the case of certain events of default affecting all series of debt securities under the indenture) may declare the principal of all the notes of such series to be due and payable.
Events of default in respect of any series of the notes are defined in the indenture as being:
•
default for 30 days in payment of any interest installment with respect to such series of the notes;

•
default in payment of principal of, or premium, if any, on, or any sinking fund or analogous obligation with respect to, the notes of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•
default for 90 days after written notice to us by the trustee thereunder or by holders of 25% in aggregate principal amount of the outstanding notes of such series (excluding any subordinated indebtedness) in the performance, or breach, of any covenant pertaining to the notes of such series;

•
the guarantee with respect to such series of the notes ceases to be in full force and effect (other than by reason of the release of the guarantee in accordance with the terms of the indenture) or is declared null and void in a judicial proceeding or the subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee with respect to such series of the notes; and

•
certain events of bankruptcy, insolvency and reorganization with respect to us or the entry of an order ordering the winding up or liquidation of our affairs.

The indenture provides that the trustee thereunder will, within 90 days after the occurrence of a default with respect to the notes of any series, give to the holders of the notes of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the notes of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to notes of such series.

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of holders of the notes.
The indenture provides that the holders of a majority in aggregate principal amount of the outstanding notes of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series of the notes, subject to certain conditions.
In certain cases, the holders of a majority in principal amount of the outstanding notes of any series may waive, on behalf of the holders of all notes of such series, any past default or event of default with respect to the notes of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the notes of such series or payment of any sinking or purchase fund or analogous obligations with respect to such notes.
The indenture includes a covenant that we will file annually with the trustee a certificate of no default or specifying any default that exists.
Modification and Waiver
We, the subsidiary guarantor and the trustee may, without the consent of the holders of the notes, enter into indentures supplemental to the indenture with respect to a series of the notes for, among others, one or more of the following purposes:
•
to evidence the succession of another person to us, and the assumption by such successor of our obligations under the indenture and the notes of such series relating thereto;

•
to add to our covenants or to surrender any of our rights or powers for the benefit of the holders of notes of such series, unless to do so would adversely affect the rights of the holders of notes of such series in any material respect;

•
to cure any ambiguity, or correct any inconsistency in the indenture; or to make any other provisions with respect to matters or questions arising under the indenture unless to do so would adversely affect the rights of the holders of notes of such series in any material respect;

•
to add to the indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA or any corresponding provision in any similar federal statute hereafter enacted;

•
to establish the form or terms of such series of the notes, to provide for the issuance of such series of the notes and/or to add to the rights of the holders of such notes;

•
to evidence and provide for the acceptance of any successor trustee with respect to such series of the notes or to add or change any of the provisions of the indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

•
to provide any additional events of default unless to do so would adversely affect the rights of the holders of such series of the notes in any material respect;

•
to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain U.S. federal tax purposes;

•
to add any additional subsidiary guarantor of such series of the notes or to release any subsidiary guarantor of such notes in accordance with the terms of the indenture;

•
to conform the notes to the description thereof in the offering memorandum or prospectus under which they were originally offered;

•
to secure any series of debt securities pursuant to the indenture’s limitation on liens; and

•
to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the TIA.

The indenture contains provisions permitting us, the subsidiary guarantor and the trustee, with the consent of the holders of a majority in principal amount of the outstanding notes of such series to be affected voting as a single class, to execute a supplemental indenture for the purpose of adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of the notes of such series to be affected, among other things:
•
change the fixed maturity of the notes; or

•
reduce the principal amount thereof; or

•
reduce the rate or extend the time of payment of interest thereon; or

•
impair the right of a holder to institute suit for payment on any notes.

Satisfaction, Discharge and Covenant Defeasance
The indenture provides that we at our option,
•
will be discharged from any and all obligations in respect of any series of the notes (except in each case for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust) or

•
need not comply with the covenants contained in the indenture and certain events of default (other than those arising out of the failure to pay interest or principal on the notes of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute events of default with respect to such series of the notes, in each case if we deposit with the trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the notes are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series of the notes on the dates such payments are due in accordance with the terms of such series of the notes.

To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that:
•
the deposit and related defeasance would not cause the beneficial owners of such series of the notes to recognize income, gain or loss for U.S. federal income tax purposes, and such opinion is accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service or, since the date of this offering, there has been a change in the applicable U.S. federal income tax law, and

•
the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

In addition, we are required to deliver to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding our creditors or others.
Concerning the Trustee
U.S. Bank Trust Company, National Association is the trustee under the indenture and is also the registrar and paying agent of the notes. The rights and duties of the trustee shall be as provided by the TIA, and as set forth in the indenture.
The trustee is permitted to become the owner or pledgee of notes and may otherwise deal with us and our affiliates.
Governing Law
The laws of the State of New York shall govern the indenture and the notes, without regard to conflicts of law principles thereof.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER
The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION
Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.
We will not receive any proceeds from any sale of new notes by broker-dealers.
New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:
•
in the over-the-counter market;

•
in negotiated transactions;

•
through the writing of options on the new notes; or

•
a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any such resale may be made:
•
directly to purchasers; or

•
to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any such persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES
The validity of the new notes and the related guarantees will be passed on for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS
The consolidated financial statements of S&P Global Inc. appearing in S&P Global Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025 (including the schedule appearing therein), and the effectiveness of S&P Global Inc.’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
With respect to the unaudited consolidated interim financial information of S&P Global Inc. for the three-month periods ended March 31, 2026 and March 31, 2025, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 28, 2026, included in S&P Global Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements, the registration statement of which this prospectus forms a part (including the exhibits and schedules thereto), and other information can be accessed electronically through the SEC’s website at www.sec.gov. Our SEC filings are also available on our website at https://investor.spglobal.com/sec-filings-reports/10-qs-10-ks-other-filings/default.aspx. The information contained on or linked to or from our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part. The subsidiary guarantor does not file separate reports, proxy statements or other information with the SEC under the Exchange Act.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference the documents listed below, and all documents we file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the termination of the exchange offer under this prospectus.
•
Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 11, 2026;

•
Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Shareholders, filed with the SEC on March 31, 2026, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 11, 2026;

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on April 28, 2026; and

•
Current Reports on Form 8-K filed with the SEC on January 14, 2026, May 18, 2026, May 20, 2026, May 21, 2026, May 21, 2026, May 26, 2026 (only with respect to Item 5.02), July 2, 2026, July 6, 2026 (only with respect to Item 5.02) and on Form 8‑K/A on July 6, 2026 (only with respect to Item 9.01(b) and Exhibit 99.2 filed therewith).

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Investor Relations
S&P Global Inc.
55 Water Street
New York, New York 10041
(866) 436-8502
If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

Offers to Exchange the Registered Notes Set Forth Below
That Have Been Registered Under the Securities Act of 1933, as amended, for Any and All of Our Outstanding Restricted Notes
Set Forth Opposite the Corresponding Registered Notes
Registered Notes	Restricted Notes
$600,000,000 4.250% Senior Notes due 2031	$600,000,000 4.250% Senior Notes due 2031
$400,000,000 4.800% Senior Notes due 2035	$400,000,000 4.800% Senior Notes due 2035

PROSPECTUS

Until February 10, 2027, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

July 17, 2026